Exhibit 99.1

TO BUSINESS EDITOR:

/C O R R E C T I O N — First Union Real Estate Equity and Mortgage Investments/

                 In the news release, First Union Real Estate Equity and Mortgage Investments Announces It Has Agreed to Sell 3,460,000 Series B-1 Cumulative Convertible Redeemable Preference Shares for $91 Million, issued Friday, Feb. 25, by First Union Real Estate Equity and Mortgage Investments over PR Newswire, we are advised by the company that the number of shares in the headline, and first paragraph, first sentence, should read “3,640,000” rather than “3,460,000” as originally issued inadvertently.

                Complete, corrected release follows:

First Union Real Estate Equity and Mortgage Investments Announces It Has
Agreed to Sell 3,640,000 Series B-1 Cumulative Convertible Redeemable
Preference Shares for $91 Million

                BOSTON, Feb. 25 /PRNewswire-FirstCall/ — First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) announced today that it has agreed to sell through a private offering 3,640,000 shares of its newly designated B-1 Cumulative Convertible Redeemable Preference Shares for $91,000,000.  The shares will be entitled to cumulative dividends at a minimum rate of 6.5% and will be convertible into common stock at a conversion price of $4.50, subject to anti-dilution adjustments.  If fully converted, the shares would represent approximately 38.7% of the outstanding common stock.  The shares will be acquired by a small group of institutional investors.  The sale is subject to New York Stock Exchange listing approval.

                 First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

                The securities offered have not been registered under the Securities Act of 1933, as amended or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act of 1933, or an applicable exception therefrom.

SOURCE  First Union Real Estate Equity and Mortgage Investments

    —0—                             02/25/2005 C NYF048

    /CONTACT:  Carolyn Tiffany, Chief Operating Officer of First Union Real Estate Equity and Mortgage Investments, +1-617-570-4614/

    /Web site:  http://www.firstunion-reit.net /

    (FUR)